SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF EARLIEST REPORTED EVENT - MARCH 31, 1999



                       BIO RESPONSE, INC.
      (Exact name of Registrant as specified in its charter)




      Delaware               0-9201               59-3453151
(State or other jurisdiction of(Commission      (IRS Employer
incorporation or organization)File Number)  Identification Number)


                         1612 N. OSCEOLA
                    CLEARWATER, FLORIDA 33755
      (Address of Registrant's principal executive offices)


                         (727) 443-3434
      (Registrant's telephone number, including area code)


                         (727) 443-5340
       (Registrant's facsimile number, including area code)


  (Former name or former address, if changed since last report)
ITEM 5.
OTHER EVENTS

Reverse Split and Increase in Authorized Capital

    On March 31, 1999, the Corporation filed an amendment to its Certificate of Incorporation that will, effective at 5:00 p.m. EST on April 2, 1999 (a) effect a reverse stock split in the ratio of one (1) new share for every thirty-two (32) shares of common stock then issued and outstanding; and (b) increase its authorized capital stock to 25,000,000 shares of $0.004 par value Common Stock and 5,000,000 shares of $0.004 par value preferred stock. Each of the foregoing amendments was approved at a meeting of the Corporation's stockholders that was duly called, noticed and held on March 10, 1997, and finalized on July 29, 1997, 1 after several adjournments of less than 30 days each.

    No fractional shares will be issued in connection with the reverse split and all calculations that would result in the issuance of a fractional share will be rounded up to the nearest whole number. In addition, no stockholder who was the beneficial owner of at least 100 shares of the $.004 par value common stock ("Old Common") on the date of the Amendment, will receive fewer than 100 shares of the post-consolidation common stock ("New Common") of the Corporation in connection with the implementation of the reverse split and all calculations that would result in the issuance of fewer than 100 shares of Common Stock to such a stockholder will be rounded up to 100 shares. As a result of the amendment, the 9,176,554 issued and outstanding shares of the Corporation's Common Stock will be consolidated into approximately 300,000 shares effective 5:00 p.m. EST on April 2, 1999.

   The New Common will be listed on the OTC Bulletin Board under the symbol "BRSPD" and open for trading on Monday, April 5, 1999. All registered holders of certificates for shares of Old Common will be requested to forward their certificates to the corporation's transfer agent, together with a completed and executed letter of transmittal, in order to receive the shares of New Common of to which they are entitled.

Issuance of Additional Securities

    On the effective date of the Amendment, or as soon thereafter as practicable (a) 200,000 shares of Common Stock will be issued to Capston Network Company pursuant to the Plan of Reorganization previously approved by the Company's stockholders, and (b) certain financial consultants, attorneys and other professionals involved in the development and implementation of the plan of reorganization will receive 300,000 shares of common stock.
Taking all of the foregoing into account, there will be approximately 800,000 post-consolidation shares of the Company's Common Stock issued and outstanding.

ITEM 7.
Financial Statements and Exhibits

 (c)   Exhibits.

       3.1 Amendment to the Certificate of Incorporation of Bio Response, Inc. dated March 31, 1999

       4.1 Specimen Certificate for shares of the Corporation's $0.004 par value Common Stock


                           SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bio Response, Inc
April 2, 1999



By:        /s/
Sally A. Fonner, Chief Executive Officer

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